EXPLANATORY NOTE

Computer Associates International, Inc., a Delaware corporation ("Computer Associates"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on June 25, 2001 in connection with the solicitation of proxies for electing the board of directors of Computer Associates at the 2001 annual meeting of Computer Associates' stockholders.

TO:	All CA Employees
FROM:	Sanjay Kumar
SUBJECT:	CA Response to Former Sterling Chairman's Proposal
DATE:	June 21, 2001

We were informed by several newspapers last night that Sam Wyly, former chairman of Sterling Software, intends to nominate a new group of directors for CA's Board during our next shareholder meeting. Mr. Wyly apparently believes he understands our business better than we do. Our largest shareholder, who owns more than 20 percent of CA, has already rejected Mr. Wyly's proposal and expressed complete confidence and support in CA's current management team.

The plans we have put in place over the past year have already started to yield major dividends for CA, even in light of a difficult economy. Your dedication and hard work in executing our strategy has been paramount to our success. All of us need to continue to focus on unlocking value for our shareholders, providing first rate service and support to our customers and business partners, and creating an environment that makes CA a great place to work and grow. The rest will take care of itself.

Thank you for continued your dedication and support.

IMPORTANT INFORMATION

Computer Associates plans to file a proxy statement with the Securities and Exchange Commission relating to Computer Associates' solicitation of proxies from the stockholders of Computer Associates with respect to the Computer Associates 2001 annual meeting of stockholders. COMPUTER ASSOCIATES ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Computer Associates' proxy statement and other relevant documents will be available for free at www.sec.gov. You may also obtain a free copy of Computer Associates' proxy statement, when it becomes available, by writing to Computer Associates at One Computer Associates Plaza, Islandia, NY 11749 or at www.ca.com. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Computer Associates' shareholders is available in the soliciting materials on Schedule 14A filed by Computer Associates with the SEC.